Exhibit 10.2
Bankers Trust

Kraig J. Williams
Vice President
14301 FNB Pkway, Suite 200
Omaha, NE 68154
Office: (402) 408-1882
Mobile: (402) 575-1895
Fax: (402) 393-2809
Email: kwilliams@bankerstrust.com

January 7, 2016

America First Multifamily Investors, L.P.
Attention: Craig S. Allen, Chief Financial Officer
1004 Farnam Street, Suite 400
Omaha, NE 68102

RE:	Credit Agreement dated May 14, 2015, as amended
Commitment Letter dated March 14, 2014

Dear Mr. Allen:

As you know, Bankers Trust Company (the “Bank”) has provided credit facilities (including a Line of Credit in the maximum amount of $50,000,000) to America First Multifamily Investors, L.P. (the “Borrower”) pursuant to the terms of a Credit Agreement dated May 14, 2015, as amended by a First Amendment to Credit Agreement dated January 7, 2016 (as amended, the “Credit Agreement”) (capitalized terms not otherwise defined herein are as defined in the Credit Agreement), and Bank has also provided credit facilities (including a separate line of credit in the maximum principal amount of $5,000,000 (the “Liquidity Line of Credit”)) to Borrower pursuant to a commitment letter dated March 14, 2014 (the “Commitment Letter”).

The Credit Agreement and the Commitment Letter impose various terms and conditions in connection with the credit facilities provided under the Credit Agreement and the Commitment Letter. Specifically, among other things, under the Credit Agreement and the Commitment Letter:

1.	The Borrower is required to reduce the principal balance of the Liquidity Line of Credit to zero for at least fifteen consecutive days each calendar quarter; and,

2.	An Event of Default shall have occurred in the event that the Borrower defaults under the terms of any contract pursuant to which the Borrower has incurred any debt or liability.

The Borrower has advised the Bank of the occurrence of Events of Default related to the foregoing requirements in the following respects:

1.	The Borrower failed to reduce the principal balance of the Liquidity Line of Credit to zero for at least fifteen consecutive days during the quarters ended June 30, 2015 and September 30, 2015; and

2.
As of the quarter ended June 30, 2015, the Borrower defaulted under a credit agreement with Deutsche Bank (the Deutsche Bank Credit Agreement) by virtue of its failure to comply with a minimum cash covenant contained in the Deutsche Bank Credit Agreement.

America First Multifamily Investors, L.P.
January 7, 2016

The Borrower has requested that the Bank waive the defaults under the Credit Agreement, Commitment Letter, and the Loan Documents resulting from the failure of the Borrower to comply with the particular requirements specified above for the particular periods specified above. In connection therewith, the Borrower has represented to the Bank that: i) Deutsche Bank has waived in writing the default specified above under the Deutsche Bank Credit Agreement, ii) the Borrower has been, and expects to be, in full compliance with the Deutsche Bank Credit Agreement for all periods after June 30, 2015, and iii) the Borrower has been, and expects to be, in full compliance with the Credit Agreement and the Commitment Letter for all periods after September 30, 2015.

Conditioned upon the satisfaction of the requirements discussed below, this letter shall constitute the Bank’s waiver of those defaults described above, but only for the particular period described above, the latest period of which is the quarter ending September 30, 2015. The Bank specifically does not waive any defaults for any period after September 30, 2015, and the Bank specifically does not waive any defaults other than those specifically described above.

This letter provides a one-time waiver only for the matters and periods described above, the latest period of which is September 30, 2015. It does not constitute a waiver of any other past, current or future defaults under the Credit Agreement, the Commitment Letter, or other Loan Documents, nor does it establish any pattern, practice or course of dealing with respect to compliance strictly with the terms of the Credit Agreement, Commitment Letter, and other Loan Documents. We expect that the Borrower will strictly comply with all terms of the Credit Agreement and the Loan Documents throughout the term of the Credit Agreement.

The Bank’s waiver described above is conditioned upon the Bank’s receipt of a copy of this letter executed by the Borrower evidencing its consent to the terms and conditions hereof.

Notwithstanding the Bank’s waiver and consent set forth above, the terms of the Credit Agreement, the Commitment Letter, and the other Loan Documents remain as originally stated and are hereby reaffirmed and ratified by the Borrower by its signature below.

Other than as described above, the Borrower further represents that there are not now existing any Events of Default or any events which but for the giving of notice or the passage of time would constitute Events of Default.

Very truly yours,

BANKERS TRUST COMPANY

By \s\ Kraig J. Williams
Kraig J. Williams, Vice President